HOUSING  DEVELOPMENT  ASSOCIATES  S.E.


                                  PRESS RELEASE

                                                                October 18, 2004

                   EL COMANDANTE'S OPERATING COMPANY OPTS FOR
              REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY ACT

     Housing Development Associates (HDA), owner of El Comandante, filed last Friday, October 15, 2004, a Bankruptcy Petition under Chapter 11 of the Bankruptcy Act before the U.S. District Court for the State of Delaware.

     The basic idea in the reorganization strategy is to protect the horse racing industry and the more than 8,000 jobs which depend on the same. It also seeks to allow the continuity of the present management effort, prevent the foreclosure of the land pending a federal process on the part of the bondholders and culminate the negotiations with the investor who would be the new operator of El Comandante and who would repay the company's debt with the bondholders.

     Tom Wilson, President of HDA sustained, "We understand that the reorganization will give us the time necessary to rescue this industry, preserve the more than 8,000 jobs it generates and thus continue with the negotiations being held with two of the international consortiums interested in investing in Puerto Rico."


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     Wilson  added,  "The  decision  has  been  made  to ensure the trust of the betting public, to protect the land before a possible condemnation by the government, and for the operations of El Comandante to continue as usual."

     An Informative Motion of this process was filed today before the Racing Board informing also of the creation of a Reorganization Committee composed by Mr. Don Kevane, Alberto Paraccini and Charles Cuprill, that will direct the future of the company during the process commenced.

     Alejandro Fuentes was appointed Chief Operating Officer (COO). Effective last October 17, 2004, Juan Manuel Rivera Gonzalez ceased in his position as President of El Comandante. The rest of the management and administrative personnel of the race track will remain unaltered and in charge of the day-to-day functions of the company, including the presentation of reports related to the operation of the race track during the reorganization.

     Greg Cortes, Esq., will continue directing the negotiations process with the companies seeking to operate El Comandante.

     The announcement of this reorganization is made to give El Comandante sufficient time and room to return to a sound financial condition which guarantees it many years of


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operation,  and  allows  a resurgence of this industry with the new income to be produced  by  the  video  game  machines.

     Since the beginning of this year HDA has been immersed in an intense process to protect its business, the racing industry and the 8,000 jobs which depend on it before the fiscal crisis in which the racetrack has been sunken in past years. These difficulties are not exclusive of Puerto Rico. Racetracks in other parts of the world have seen a decrease in the income and tendency to confront this situation has been the incorporation of video game machines to reinvest the earnings in the same racing industry.

     To achieve this in Puerto Rico, approval of Act No. 139 was obtained which allows the transformation of the racing industry with the incorporation of video game machines in the 650 betting stations. The profit from these machines will be reinvested in the same Puerto Rico racing industry.

     This new Racing Act was approved in order to give new life to an industry which has been confronting financial difficulties for the past five years.
Among the most pressing situations El Comandante confronts is the refusal by the Government, through the Secretary of the Economic Development and Commerce, Milton Segarra, and the Racing Administrator, Julio Alvarez, to listen to the claims for dialogue made by


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the  Independent  Work  Committee, based on the negotiations with the investors.
Additionally, it is facing a foreclosure of the racetrack land before the Federal Court. The term for this process is until October 20, 2004. The foreclosure was initiated by a group of bondholders.

     To achieve the transformation of the industry, HDA commenced a Request for Proposals last June 10, 2004 and attracted 15 companies or international consortiums with experience, capitalization, technology and reputation who offered to operate El Comandante. Of those 15, four finalists were selected and thereafter the negotiation process was commenced. The companies will commit to invest $200 million in 10 years.

     Presentations were made to different government officials about the minimum requirements to guarantee the investment. The companies required the installation of no less than 4,000 video game machines to operate in the 650 betting stations 364 days a year; and the commitment that the government issue a license which guarantees the investment of the new operating company.

     Segarra and Alvarez's refusal to listen to the claims made to attract the multimillionaire investment, influenced HDA's determination to opt for the reorganization process


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under  Chapter  11  of  the  Bankruptcy  Act.

     The racing industry contributes more than $30 million to the government yearly.

                                      * * *

CONTACT:  LISETTE  N  EZ
          (787) 728-7011
          (787) 406-3606

#514815


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